PERSONAL GUARANTEE

This Personal Guarantee (hereinafter referred to as the "Guarantee") is executed by Mr. Neelam Kumar Oswal, s/o Mr. Vidhya Sagar Oswal, r/o/ 396, Maharani Jhansi Road, Ludhiana, Punjab, India (hereinafter referred to as the "Guarantor") which expression shall, unless repugnant to the context or meaning thereof deemed to include his successors, heirs and permitted assigns.

IN FAVOUR OF

WORLD WIDE WIRELESS COMMUNICATION INC., a Nevada corporation having its registered office at 520- 3rd St., Suite 101, Oakland, California 94607, United States Of America (hereinafter referred to as "WWW") which expression shall, unless repugnant to the context or meaning thereof deemed to include its successors in business and permitted assigns.

WHEREAS, WWW and the Guarantor have entered into a Shareholders Agreement dated August 17,2000 (hereinafter referred to as "SHA") for combining their efforts to provide high speed (fixed and wireless) broadband internet and related services to customers in India ("Services") through an Indian Company (hereinafter referred to as the "Joint Venture Company" or "JVC") incorporated under the name World Wide Wireless (India) Limited.

WHEREAS, pursuant to Article 4.5 of the SHA, WWW has agreed to provide a bank guarantee for a sum of Rs.20,000,000/- (Rupess twenty million only) ("Guarantee Amount") to the Department of Telecom to enable the JVC to obtain the Internet Service Provider ("ISP") license for providing the Services in the territory classified as Category --A in the policy of the Government of India related to ISP's.

WHEREAS, under Article 4.5 of the SHA Guarantor has agreed to secure the Guarantee Amount by giving a personal Guarantee to WWW and has agreed to pay the Guarantee Amount (Rs.20,000,000/- ) unconditionally to WWW upon receiving a notice of demand from WWW.

NOW THIS DEED OF GUARANTEE, witnesses as follows:

1. The Guarantor do hereby unconditionally undertakes to pay to WWW in US Dollars an amount equivalent to the Guarantee Amount of Rs.20,000,000/- (Rupess twenty million only), in the event the JVC is not granted the License and the Frequency License (as defined in the SHA) by February 16, 2001, notwithstanding whether or not the Department of Telecom invokes or encashes the guarantee provided by WWW.

2. The Guarantor do hereby undertakes to pay to WWW the Guarantee Amount due and payable under the Guarantee without any demur, protest, correctly on demand to be made upon him by WWW in respect of the Guarantee Amount claimed which would be due to non-fulfillment of the terms, conditions and obligations embodied under the SHA.

3. Be it declared and confirmed that any demand made on the Guarantor by WWW under this Guarantee shall be conclusive and final as regards the Guarantee Amount due and payable by the Guarantor under these presents PROVIDER HOWEVER that the liability of the Guarantor shall be restricted to Guarantee Amount { not exceeding Rs. 20,000,000/- (Rupess twenty million only )} covered by this Guarantee.


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4.   The Guarantor do hereby further agree that the guarantee herein contained shall remain in full force and effect up to February 16, 2001 or such extended period as may be agreed between WWW and Guarantor in writing considering a period that would be taken for the fulfillment of his obligations under the SHA and this shall continue to be enforceable till all the dues and /or claims of WWW have been duly and satisfactorily met and performed in full by the Guarantor and accordingly the WWW discharges this Guarantee.

5. The Guarantor do hereby undertakes and agrees that this is an unconditional and irrevocable guarantee and undertakes not to revoke this Guarantee during its currency.

IN WITNESS WHEREOF, the Guarantor has signed this Guarantee on the ______ day of August, 2000.


N.K. Oswal
S/o Mr. Vidhya Sagar Oswal
R/o 396, Maharani Jhansi Road,
Ludhiana (Punjab)
India

Witnesses:

1.


2.


WHEREAS WWW is an internationally recognized provider of high speed (fixed and wireless) broadband internet and related services with a significant global presence and has over the years developed expertise in the same;

WHEREAS the INDIAN PARTNER and WWW are desirous of combining their efforts to provide high speed (fixed and wireless) broadband internet and related services to customers in India (hereinafter referred to as the "Services") and accordingly the Parties have agreed for a joint participation through an Indian company (hereinafter referred to as the "Joint Venture Company" or "JVC") incorporated under the name World Wide Wireless (India) Limited. The INDIAN PARTNER had taken care of the responsibility of incorporating the JVC and has incorporated the same through its nominee(s);

WHEREAS the Parties have agreed to participate in the ownership, management and operation of the JVC and desire to set out in writing their understanding in relation thereto and their rights and obligations inter se; and

WHEREAS the Parties have therefore set forth in this Agreement the terms, conditions and covenants governing their joint participation in the JVC.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:


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

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the subject or the context otherwise requires, the following words and expressions shall have the following meanings:

         "Act" shall mean the Companies Act, 1956, and includes where the context so requires any re-enactment or statutory modifications thereof for the time being in force.

         "Affiliate(s)" shall mean with respect to any Party to this Agreement any entity which controls, is controlled by, or is under common control with such Party. An entity controls another entity when it owns or controls, directly or indirectly, fifty-one percent (51%) or more of the equity share capital issued and outstanding of the other entity or when it controls the composition of the majority of the Board of Directors of such other entity.

         "Agreement" or "this Agreement" shall mean this Shareholders' Agreement along with all attachments annexed hereto and shall include any modifications, alterations, additions or deletions thereto made in writing after the date of execution of this Agreement.

         "Approval(s)" shall mean Government of India permissions, consents, validations, confirmations and other authorizations required to be obtained in order to implement the provisions of this Agreement including all permissions and/or registrations from the Reserve Bank of India and/or other authorities.

         "Alternate Director" shall mean the director appointed in terms of
         Article 6.1.4 herein to act for a director during his absence for a period of not less than three (3) months from the State in which meetings of the Board are ordinarily held and such Alternate Director shall not hold office as such for a period longer than that permissible to the director in whose place the Alternate Director has been appointed and shall vacate office if and when the director returns to the State in which meetings of the Board are ordinarily held.

         "Articles" or "Articles of Association" shall mean the Articles of Association of the JVC.

         "Board" or "Board of Directors" shall mean the Board of Directors of the JVC.

         "Distributable Profits" shall mean the profits derived after providing for depreciation, tax or any other charge against the profits.

         "Effective Date" means the date on which all the conditions precedent under Article 11 have been fulfilled to the satisfaction of WWW.

         "FIPB" shall mean the Foreign Investment Promotion Board constituted under the auspices of the Ministry of Commerce and Industry, Government of India.

         "Finder" shall mean Mr. Bob Thornton r/o 1251, Cardeno, Vancouver BC, Canada.

         "Frequency Licenses" shall mean the license to use the 28 MHz up and 28 MHz down MMDS frequency with a minimum separation of 60 MHz and preferably 100 MHz or such other frequency in accordance with the National Allocation Frequency Plan, 2000 (as amended from time to time) issued by the Ministry of Communications, subject to the satisfaction and business requirements of WWW, for providing the Services to customers in India.



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

         "General Meeting" shall mean the duly convened meeting of the shareholders of the JVC.

         "Joint Venture Company" or "JVC" shall mean the company incorporated under the Act with the name `World Wide Wireless (India) Limited'.

         "License" shall mean and include the Internet Service Provider ("ISP") license for providing the Services in the territory classified as Category-A in the policy of the Government of India regarding ISP's.

         "Memorandum" or "Memorandum of Association" shall mean the Memorandum of Association of the JVC.

         "Parties" shall mean WWW and the INDIAN PARTNER collectively and the term "Party" shall individually refer to WWW or the INDIAN PARTNER.

         "RBI" shall mean the Reserve Bank of India.

1.2 In this Agreement, headings are for convenience only and shall not affect its interpretation.

1.3 Where a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings.

1.4 Any reference to a part, clause, exhibit, article, annexure, appendix and schedule shall be construed as a reference to a part, clause, exhibit, article, annexure, appendix and schedule of this Agreement, and reference to this Agreement includes an exhibit, annexure, appendix and schedule attached to this Agreement.

2.       MEMORANDUM AND ARTICLES OF ASSOCIATION

2.1 It is the understanding between the Parties that their rights and obligations in the JVC including the operation and management of the JVC shall be interpreted, acted upon and governed in accordance with the terms and conditions of this Agreement.

2.2 The Parties agree that the Memorandum and the Articles of the JVC shall, inter alia, to the extent possible, incorporate and reflect the understanding contained in this Agreement.

2.3 It is expressly agreed that whether or not the Memorandum and the Articles fully incorporate the stipulations hereof or any of them, the Parties' rights and obligations inter se shall be governed by this Agreement and shall prevail in the event of any ambiguity or inconsistency between the two.

3.       JOINT VENTURE COMPANY

3.1 The INDIAN PARTNER has represented that the JVC, World Wide Wireless India Ltd., having its registered office at IIIrd Floor, Nego Complex, Pokhowal Road, Gurdev Nagar, Ludhiana, Punjab, has been incorporated as a public limited company. The INDIAN PARTNER has agreed to convert the JVC into a private limited company at the earliest possible date after the execution of this Agreement.



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

3.2 The JVC shall be run as an independent company based on usual commercial practices subject to any directions which may from time to time be given by the Board of Directors in accordance with the spirit of this Agreement.

3.3 The Parties agree that it will be their endeavor and that they shall use best efforts to build a good image for the JVC. The Parties will develop the JVC to enable it to provide the quality and level of services which are equivalent to the quality of the services provided by WWW in overseas markets.

4.       CAPITAL AND PARTICIPATION

4.1      Capital

4.1.1 It is acknowledged that the existing authorized share capital of the JVC is Rs.10,000,000/- (Rupees ten million) comprising 1,000,000 (one million) equity shares of Rs. 10/- (Rupees ten) each. It is agreed that the authorized share capital of the JVC would be increased to Rs. 250,000,000/-(Rupees two hundred and fifty million) divided into 25,000,000_ (twenty five million) equity shares of Rs. 10/- (Rupees ten) each within a period of six (6) months from the execution of this Agreement, or within such extended period as the Parties may mutually decide.

4.2      Shareholding Pattern and Contributions

4.2.1 Unless otherwise agreed by the Parties in writing, the shareholding of the JVC shall be held in the following proportion:

         INDIAN PARTNER and his nominee(s):          51%

         WWW or its nominee(s)                       49%

         It is agreed that the Parties shall ensure that the nominee(s) appointed by each Party shall be bound by and shall abide with the terms and conditions of this Agreement.

         In the event of a change in the policy of the Government of India permitting WWW to increase its shareholding, WWW shall have the right to increase its shareholding to 51% in the JVC. In the event of WWW exercising the aforesaid right to increase its shareholding in the JVC, the Indian Partner undertakes to take all steps necessary and required to enable WWW to increase its shareholding in the JVC including making necessary filings with the concerned Government authorities as well as providing no objection letters.

         It is also agreed that the voting rights of the Parties will be in proportion to their respective shareholding and on poll each equity share will have one vote.

4.2.2 Since the JVC has been incorporated by the INDIAN PARTNER with his nominees as the shareholders, it is agreed that out of the existing paid up share capital of 700 (seven hundred) shares of Rs. 10/- (Rupees ten) each total amounting to Rs. 7,000/- (Rupees seven thousand), the INDIAN PARTNER (either singularly or through his nominees) shall hold 353 (Three hundred fifty three) shares of Rs. 10/- (Rupees ten) each, representing fifty one percent (51%) of the total paid-up share capital and WWW on its own or through its nominees shall acquire 347 (Three hundred forty seven) equity shares of Rs. 10/- (Rupees ten) each representing forty nine percent (49%) of the total paid-up share capital of the JVC for a total consideration of Rs. 3,470 (Rupees three thousand four hundred and seventy).ideration of Rs. 3,470 (Rupees three thousand four hundred and seventy).

4.2.3 It is agreed between the Parties that subject to the INDIAN PARTNER obtaining the License as well as the Frequency Licenses, WWW shall remit a maximum amount of US$ 2,800,000 (US Dollar two million eight hundred thousand only) ("the Maximum Amount") in installments to the JVC. The amount to be paid as each installment would be determined as per the Schedule- I annexed hereto.

4.2.4 (a) The obligation of WWW to invest the first installment in the JVC out of the Maximum Amount as mentioned in Article 4.2.3 shall arise only after the INDIAN PARTNER has obtained the License and the Frequency Licenses in respect of the following cities on or prior to the Effective Date:

         1.  Delhi
         2.  Mumbai
         3.  Chennai
         4.  Bangalore
         5.  Ludhiana

(b) Thereafter, the installments out of the Maximum Amount mentioned shall be invested by WWW in the JVC as per Schedule I on procurement of Frequency Licenses by the INDIAN PARTNER.

(c) It is agreed between the Parties that WWW (AT shall bear the actual incorporation expenses of the JVC amounting to Rs. 180,000/- (Rupees one hundred eighty thousand) as has been incurred by the INDIAN PARTNER.

4.2.5 That it is agreed between the Parties that after the acquisition of the initial 347 (three hundred forty seven) shares by WWW or its nominees in accordance with Article 4.2.2, upon any investment made by WWW in the JVC, the JVC shall issue equity shares to WWW and/or its nominees against such amount invested by WWW. The equity shares so issued to WWW and/or its nominees shall be equivalent to 49% of the paid-up capital of the JVC. In addition to the issue of equity shares by the JVC to WWW and/or its nominees, the JVC shall correspondingly issue fully paid-up equity shares as sweat equity, amounting to 51% of the paid-up capital of the JVC, to the INDIAN PARTNER or his nominees for his efforts in obtaining the License and the Frequency Licenses.

4.2.6 The aforesaid mechanism of contributing to the capital and subscribing to the equity shares of the JVC would continue till such time the paid-up share capital of the JVC reaches the rupee equivalent of US$ 5,800,000 (US Dollars five million eight hundred thousand only).

4.2.7 In the event of the JVC requiring any further funds after the paid-up share capital reaching the rupee equivalent of US$ 5,800,000 (US Dollars five million eight hundred thousand only), WWW shall make all contributions in a manner other than capital contribution such that the shareholding remains as per Article 4.2.1. However, in the event of the JVC procuring Frequency Licenses in respect of cities in addition to those specified in Schedule -- I, all investments towards the build out costs in respect of the infrastructure and equipment required by the JVC for such cities shall be funded by the Parties in proportion to their respective shareholding.

4.2.8 Notwithstanding the other provisions of this Agreement, if at any stage in the future, after the Frequency Licenses for the twenty one (21) cities mentioned in Schedule -- I annexed hereto are obtained and the built out in respect thereto is substantially completed, the JVC decides to increase its paid-up share capital by inviting capital contribution, the Parties will subscribe to fresh equity in the JVC in proportion to their shareholding. In the event either Party fails to subscribe to the equity, the other Party, subject to the necessary Approval(s), if any, shall have the first right to subscribe to and acquire such unsubscribed equity either by itself or through an Affiliate or nominee.

         The Parties agree that at the time of closure of any issue of subscription of shares, the Party not subscribing to the equity (in full or in part) issued to it shall undertake all steps necessary and required to enable the other Party to subscribe to the unsubscribed portion of the equity of the Party not so subscribing and to give full effect to the terms of this Article 4.2.8. In case of either Party so subscribing to the unsubscribed portion of equity of the other Party, such subscription shall be on the same terms and conditions as would be applicable to the Party not so subscribing. Further, in case WWW is not permitted to hold such shares due to Governmental regulations, it shall have a right to nominate a third party to subscribe to such shares.

4.3      Transfer of Shares

4.3.1 The Parties hereto shall not, except as specifically provided hereinafter, sell or transfer their shares in the JVC. Any purported sale or transfer of shares by either of the Parties not in accordance with this Article shall be deemed null and void and the JVC shall not register any such transfer or sale.

4.3.2 If at any time the INDIAN PARTNER desires to sell, transfer or otherwise dispose of any or all of his shares in the JVC, he shall offer such shares in the first instance by a notice in writing ("Offer Notice") to WWW who shall have the right of pre-emption to purchase all of such shares either itself or through its Affiliate(s) or nominee(s) at the price to be determined in accordance with Article 4.3.4. WWW may exercise its right of first refusal within a period of thirty (30) days after receipt of the Offer Notice. If WWW accepts the offer, the transfer of shares shall be completed within a period of sixty (60) days after the expiry of the aforesaid thirty (30) day period. In the event the offer is not accepted by WWW and or its Affiliate(s) or its nominee(s) within the said period, the INDIAN PARTNER shall be entitled to sell such shares to a third party within a period of sixty (60) days after the expiry of aforesaid thirty (30) days period at a price which is not lower than the price offered to WWW.

4.3.3 In the event WWW desires to sell, transfer or otherwise dispose of any or all of its shares of the JVC, it shall offer such shares by a notice in writing ("Offer Notice") in the first instance to the INDIAN PARTNER at a price to be determined in accordance with Article 4.3.4. Such offer must be accepted with a period of thirty (30) days from the date of the Offer Notice. If the offer is accepted, then the Parties shall proceed to complete the sale purchase transaction within a period of sixty (60) days after the expiry of the aforesaid thirty (30) day period. If the offer is not accepted by the INDIAN PARTNER, then WWW shall be entitled to sell such shares to a third party within a period of sixty (60) days at a price which is not lower than the price offered to the INDIAN PARTNER.

4.3.4 A Party shall offer its shares for sale/transfer under the aforesaid Articles at the fair market price which shall be determined in accordance with the relevant RBI guidelines by an


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

         independent international accounting firm selected mutually by the Parties. In the event the Parties are unable to decide the independent international accounting firm, the price shall be determined by Arthur Andersen or Price Waterhouse Coopers.

4.3.5 If any transfer of shares under this Article is subject to the Approvals (including final approvals from the RBI), then such transfer shall not become effective until such Approvals have first been obtained. If such Approvals are required, the time period(s) as prescribed in the preceding paragraphs for the completion of the sale and purchase transaction(s) shall be extended by the number of days required for obtaining the Approvals.

4.3.6 In case of transfer of shares by either Party to any third party in pursuance of the above Articles, the following conditions will apply:

         i) Such third party shall enter into a deed of adherence agreeing to be bound by the provisions of this Agreement; and

         ii) Such third party shall be someone who, in the opinion of the Party not selling its shares, does not have a conflict of interest or is strategically incompatible or is otherwise unacceptable for good and sufficient reasons to the Party not selling its shares.

         Notwithstanding the restriction on transfer of shares stipulated hereinabove, WWW may transfer any of its shares to an Affiliate, without requiring the consent of the INDIAN PARTNER, provided that such an Affiliate shall also be bound by the provisions of this Agreement and shall execute a deed of adherence as mentioned above. Further, notwithstanding anything contained in Articles 4.3.1 to 4.3.6, the aforesaid restrictions shall not apply in the event of change in the ownership or control or constitution of WWW.

4.3.7 It is expressly agreed by the INDIAN PARTNER that in order to give effect to the provisions of Articles 4.3.1 to 4.3.6, they shall provide all necessary cooperation to WWW, including but not limited to assistance for obtaining the RBI/FIPB approvals. Further, the INDIAN PARTNER agrees to sign/execute/file any and all documents with the Government of India or its agencies, departments or any other third party to give effect to any transfer of shares in accordance with the provisions of this Agreement.

4.4      Pledge of shares

4.4.1 The Parties agree that the shares held by them shall not be pledged to a third party or otherwise encumbered during the term of this Agreement. In the event the pledge of shares of any Party is necessitated for the purposes of the JVC, such pledge will be made only with the prior written consent and on terms acceptable to the other Party.

4.5      Bank Guarantee

4.5.1 At the request of the INDIAN PARTNER, WWW has agreed to provide a bank guarantee or guarantee(s), as may be required by the Government of India, of an amount of Rs. 20,000,000/- (Rupees Twenty Million) ("Guaranteed Amount") to the concerned governmental authority(ies) for the purpose of procuring the License required by the JVC for providing the Services to customers. However, it is agreed by the Parties that the Guaranteed Amount shall not be more than Rs. 20,000,000/- (Rupees Twenty Million) in any event.



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

4.5.2 In the event the JVC is not granted the License and the Frequency Licenses in respect of the cities specified in Article 4.2.4(a), on the Effective Date or any extension thereof, the INDIAN PARTNER shall be obliged to pay in US Dollars an amount equivalent to the Guaranteed Amount to WWW, notwithstanding whether or not the Department of Telecom invokes or encashes the Bank guarantee provided by WWW. The INDIAN PARTNER agrees to take all necessary actions and procure all Approvals including RBI approvals to ensure that the Guaranteed Amount is refunded to WWW. In the event the RBI approvals are not forthcoming despite best efforts of the INDIAN PARTNER, the INDIAN PARTNER shall be under an obligation to transfer the Guaranteed Amount at the request of WWW to its nominee(s) in India.

4.5.3 Further, the INDIAN PARTNER agrees to secure the Guaranteed Amount by way of personal guarantee. However, the personal guarantee of the INDIAN PARTNER shall cease upon receipt of the Frequency Licenses in respect of the cities stipulated in Article 4.2.4(a).

5.       NAME AND TRADE MARK OF THE JVC

5.1      Subject to the approval of the Registrar of Companies, and as per
         Article 3.1 hereinabove, the JVC shall be converted into a private limited company under the Act and the name shall be changed to "World Wide Wireless (India) Private Limited".

5.2 The Parties agree that since the name of the JVC includes the words [`World Wide Wireless'] and uses the trade mark of WWW, the said name and trade mark will be used only with the consent of and upon the terms stipulated by WWW, who shall have the right and option to require the words [`World Wide Wireless'] eliminated from the name of the JVC and surrender the trade mark, at any time. In the event WWW exercises such an option and instructs the JVC to delete the words [`World Wide Wireless'] from its corporate name and surrender the trade mark, the Parties agree to vote favorably both in the meetings of the Board through their respective nominee Directors, and in the meetings of the shareholders through their respective representatives/proxies in taking necessary and appropriate action and in meeting the requirements to delete the words [`World Wide Wireless'] from the corporate name of the JVC and surrender the trade mark.

5.3 The Parties agree to cause the JVC to enter into a Corporate Name and Trade Mark License Agreement with WWW granting the JVC the right to use the words [`World Wide Wireless'] and the trade mark upon the terms and conditions set out therein.

6.       TECHNOLOGY TRANSFER AND SHARING OF PROFITS

6.1      Technology Transfer

6.1.1 WWW will provide the technical know-how, information and technology to the JVC, as may be required for providing the Services. The INDIAN PARTNER agrees that in the event of termination of this Agreement, he shall cause the JVC to return all documents pertaining to the technical know-how, information and technology and to desist from using the same.

6.1.2 Additionally, WWW will also provide the necessary plant, machinery and other equipment along with the incidental and ancillary spares and parts as may be necessary for the purpose of providing the Services.



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

6.2      Sharing Of Profits

6.2.1 It is agreed between the Parties that since WWW will make all capital expenditure and other investments in the JVC, WWW shall be entitled to seventy percent (70%) of the Distributable Profits of the JVC till such time all the capital expenditure and investment made by WWW is recovered. After the capital expenditure and investment made by WWW is recovered, the Distributable Profits of the JVC would be distributed among the Parties in proportion to their shareholding in the JVC.

6.2.2 The Parties agree to arrive at a mutually acceptable mechanism for giving effect to the aforesaid understanding.

7.       BOARD OF DIRECTORS OF THE JVC

7.1      Directors

7.1.1 Unless otherwise agreed between the Parties, the Board of Directors of the JVC shall initially consist of five (5) directors. However, after the commencement of the commercial operation of the JVC, the Parties shall have a right to simultaneously nominate one whole time director each and increase the number of directors on the Board of Directors to seven (7).

7.1.2 WWW shall have three (3) nominee directors and the INDIAN PARTNER shall have two (2) nominee directors on the Board. It is further agreed between the Parties that out of the three (3) nominee directors of WWW, two (2) directors shall be whole time directors and out of the two (2) nominee directors of the INDIAN PARTNER, one (1) director shall be a whole time director.

7.1.3 The nominee directors shall hold office at the pleasure of the Party who nominated them and shall be subject to removal by the respective nominating Party. The Parties shall at all times, exercise their respective voting power to support each other in having the nominee director(s) appointed to or removed from the Board in accordance with this Article.

7.1.4 In the event any original director is away for a continuous period of not less than three (3) months from the State in which the registered office of the JVC is located, the Board of Directors shall appoint an Alternate Director for such original director. The person to be appointed as an Alternate Director shall be selected by the Party who had nominated the original director.

7.1.5 Any casual vacancy in the office of a director who is liable to retire by rotation, or for any other reason, may be filled by the Board of Directors provided however that the person to be appointed to fill the vacancy shall be a person nominated by the Party who had nominated the original director.

7.1.6 The representation of the Parties on the Board shall be in the proportion as may be decided by the Parties. It is agreed that in the event the shareholding of the INDIAN PARTNER or WWW reduces below fifty-one percent (51%) and forty-nine percent (49%), respectively, of the total paid-up equity capital, the representation of the nominees of the INDIAN PARTNER or WWW on the Board shall reduce in the following manner:

         Shareholding of INDIAN PARTNER / WWW            No. of nominees on the
                                                         Board
         Less than 49% but more than 25%                            2 (Two)
         25% or less but not less than 10%                          1 (One)
         Less than 10%                                              0 (Zero)

7.2      Proceedings of the Board

7.2.1 At least fourteen (14) clear days' notice of every meeting of the Board shall be given in writing to every Director. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at the meeting of the Board, provided however that with the consent of at least one (1) nominee director of WWW, a meeting of the Board may be convened by a shorter notice in case of an emergency or if special circumstances so warrant.

         Notice of all meetings of the Board shall also be given in writing to directors resident outside India by telex or facsimile transmission and confirmation copy by courier and a copy of such notice shall also be served at the address within India specified by such directors in writing to the JVC.

7.2.2 The quorum for a meeting of the Board shall be three (3) directors, provided that there shall be no quorum unless at least one (1) nominee director of WWW is present. If within half an hour from the time appointed for holding a meeting of a Board, a quorum as specified above is not present, the meeting of the Board shall stand adjourned by seven
         (7) days on the same day, time and place and if at such adjourned meeting of the Board, a quorum is not present within half an hour from the time appointed for holding the meeting of the Board, the directors present shall constitute a valid quorum provided at least one nominee director representing WWW is present.

7.2.3 The INDIAN PARTNER shall have the right to nominate the Chairman of the Board and WWW shall have a right to nominate the Vice-Chairman. The Chairman shall not have a second or casting vote. It is clarified that the Chairman will have the authority to represent the JVC before various Governmental authorities.

7.2.4 Subject to the provisions of the Act, a resolution by circulation shall be as valid and effectual as a resolution duly passed at a meeting of the Directors called and held in accordance with the provisions of Act and the Articles, provided it has been circulated in draft form, together with the relevant papers, if any, to all the Directors (then in India not being less in number than the quorum required) and has been approved by a majority of the Directors entitled to vote thereon provided always that such majority shall include an affirmative vote of at least one (1) nominee director of WWW.

7.3  Management

7.3.1 The JVC shall be managed by the Board of Directors who shall be responsible for making decisions relating to corporate policy on marketing, systems build out and expansion, management salaries, investments etc.

7.3.2 The Parties agree that there shall be two (2) Managing Directors in the JVC, one (1) to be appointed by each Party:

         1. Managing Director (Finance/Administration/Legal) to be appointed by WWW.

         2. Managing Director (Technical/Operations/Marketing) to be appointed by the INDIAN PARTNER.

         The Board shall, as far as permissible under the Act and subject to the terms and conditions of this Agreement, delegate the authority upon the Managing Directors to execute and implement the policies of the JVC and to take appropriate steps and measures for the effective management of the JVC.

8.       PROCEEDINGS AT GENERAL MEETINGS

8.1 The quorum for a General Meeting shall be two (2) members present in person or through a duly authorized representative in case of a member which is a company, provided that there shall be no quorum unless one
         (1) representative of WWW is present.

8.2 If within half an hour from the time decided for holding a General Meeting a quorum as specified above is not present, the General Meeting shall stand adjourned by seven (7) days on the same day, time and place as provided by law and if at such adjourned General Meeting a quorum is not present within half an hour from the time decided for holding the General Meeting, the members present shall constitute a valid quorum provided at least one (1) representative of WWW is present.

8.3 The Chairman of the Board will be the Chairman of the General Meeting who shall not have a casting or second vote.

8.4 All matters discussed/proposed in the shareholders meeting shall not be adopted except upon the affirmative vote of the nominee of WWW.

9.       UNDERTAKING OF THE PARTIES

9.1      The Parties jointly and severally undertake to ensure:

         i) that they, their representatives, proxies, agents and nominees representing them at General Meetings of the JVC shall at all times exercise their votes and through their respective nominee Directors (or Alternate Directors) at Board Meetings and, otherwise, act in such manner so as to comply with, and to fully and effectually implement the spirit, intent and specific provisions of this Agreement; and

         ii) that if any resolution is proposed contrary to the terms of this Agreement they, their representatives, proxies and agents representing them shall vote against it. If for any reason such a resolution is passed, the Parties shall, if necessary, join together and convene an Extraordinary General Meeting of the JVC for implementing the terms of this Agreement.

10.      RECORDS, REPORTS AND INSPECTION

10.1     Books and Records

         The Parties shall cause the JVC to maintain, in accordance with Indian laws, satisfactory financial accounting procedures and books and records which, in reasonable detail, accurately and fairly reflect its operations and transactions. The JVC shall also maintain a second set of books of accounts, accounting statements and accompanying reports in accordance with the international accounting standards applied within WWW.

10.2     Auditors

         The Parties agree that WWW and the INDIAN PARTNER shall jointly appoint the auditors of the JVC ("Auditors") from among the top five accounting firms of the world.

10.3     Audits

         An annual audit of the books of account, records and affairs of the JVC shall be made at the JVC's expense each year immediately following the close of the financial year by the Auditors. A signed copy of the report of the annual audit shall be submitted to each member of the Board of Directors.

10.4     Special Audit

         The Parties will have the right at any time to have a special audit of the books of account, records and affairs of the JVC but any special audit shall be at the expense of the Party requesting the same, unless material discrepancies in any of the JVC's accounts, records or affairs are discovered as a result of such audit, in which event the expenses for such audit shall be paid for by the JVC.

10.5     Right of Access

         Each Party through its nominated Directors or representatives shall at its own expense be entitled to have:

         i) reasonable access at all reasonable times to inspect and obtain copies of statutory records under the control of the JVC;

         ii) reasonable access at all reasonable times with prior notice to observe and inspect operations of the JVC; and

         iii) access to and right to make inquiry of employees of the JVC through the Managing Directors; and

         iv) The Managing Directors shall have the right of day to day access to verification (including verification by others on their/his behalf) of all financial, management accounting and other information relating to the JVC's activities and provide such information in such form as each Party may reasonably require after taking appropriate steps where applicable to safeguard confidentiality vis-a-vis third parties.

10.6     Financial Statements

         The INDIAN PARTNER shall cause the JVC to deliver to WWW yearly financial statements in relation to the conduct of the affairs and activities of the JVC within forty-five (45) days after the expiration of each year.

11.      CONDITIONS PRECEDENT

11.1 It is agreed between the Parties that prior to the commencement of the activities of the JVC, all the following conditions precedent must have been fully satisfied:

         i) The Approvals have been obtained;

         ii) The License has been obtained;

         iii) The Frequency Licenses have been obtained in respect of the cities stipulated in Article 4.2.4 (a);

         iv) Technical Collaboration Agreement has been executed between the JVC and WWW; and

         v) The Corporate Name and Trade Mark License Agreement has been executed between the JVC and WWW.

11.2 It is agreed that the INDIAN PARTNER will ensure the fulfillment of the conditions precedent by February 16, 2001 ("Effective Date") or such other date as may be mutually extended by the Parties in writing.

11.3 If any of the conditions referred to hereinabove are not fulfilled by the Effective Date, WWW in its sole discretion shall have the following options:

         i) If, in WWW's opinion, the conditions referred to in Article 11.1 are likely to be satisfied in the near future, allow an additional period of time to the INDIAN PARTNER to cause the JVC to fulfill the conditions; or

         ii) Terminate this Agreement in accordance with Article 13.3 and exit from the JVC in accordance with Article 13.4.

12.      NON-COMPETE

12.1 The Parties hereby agree that during the term of this Agreement and for a period of one (1) year after its termination for any reason whatsoever, the INDIAN PARTNER shall not, either themselves or through any of his nominee(s) or Affiliate(s) or subsidiary(ies) or any entity owned and/or controlled by him, have any business or commercial interest, directly or indirectly, and whether as a principal, agent, shareholder, director, partner, contractor, consultant, employee or in any other capacity be engaged in or otherwise be involved in any other business which competes or its susceptible to compete with the business of the JVC existing or for future.

13.      TERMINATION

13.1 This Agreement shall be binding upon the Parties from the Effective Date hereof and shall remain in force and effect until terminated pursuant to the provisions of this Agreement.

13.2 Either Party shall be entitled, at its option, to forthwith terminate this Agreement on the happening of any of the following events:

         i) If the other Party (the "Defaulting Party") commits any material breach or, default of the terms, conditions, undertakings and covenants of this Agreement so that the proper fulfillment of the Agreement is jeopardized to such a degree that the Non-Defaulting Party can no longer be expected to adhere to this Agreement. Provided however that if the breach can be remedied, the right herein shall be exercisable only upon the failure of the Defaulting Party to remedy the breach within ninety (90) days of receipt by it of a written notice from the Non-Defaulting Party requiring it to do so.

         ii) An event of Force Majeure preventing the JVC from carrying on its business for a continuous period of three (3) months.

         iii) If such a Party is required, other than in accordance with the provisions of this Agreement, to transfer all or part of its shares or to reduce its percentage of shareholding in the JVC due to a change in or enactment of any law or regulation in India.

13.3 In addition to its right to terminate as provided in Article 13.2 above, this Agreement may be terminated by WWW as follows:

         i) in the event of enactment of any law or regulation in India, or the adoption by the Government of India or any political subdivision thereof of any policy, guideline or other similar direction which would have the effect of requiring any change in the terms of this Agreement adverse to WWW; or

         ii) in the event that all or any portion of the facilities or other assets of the JVC are nationalized or expropriated by, or taken over for a period in excess of one (1) month by the Government of India or any political subdivisions thereof; or

         iii) in the event WWW loses majority control over the Board of Directors of the JVC following any law, regulation, enactment or action of the Government of India; or

         iv) Non fulfillment of any of the conditions precedent as mentioned in
         Article 11.1 within the time period stipulated in Article 11.2.

13.4 In the event of termination of this Agreement by WWW due to any of the reasons mentioned in Article 13.2 and/or 13.3 above, WWW shall within a period of thirty (30) days have the right and the sole discretion to exercise the following options:

         i) Require the INDIAN PARTNER to sell all its shares in the JVC to WWW at a fair market price determined in accordance with the provisions of
         Article 13.7; provided, however, that the INDIAN PARTNER has been allowed to remedy the breach within a period of ninety (90) days from the date of notification of such breach in accordance with Article 22.

         ii) Require the INDIAN PARTNER to buy all its shares in the JVC at a fair market price determined in accordance with the provisions of
         Article 13.7.

         iii) In the event the INDIAN PARTNER is not willing to purchase the shares of WWW, WWW will have the right to sell its shares to a third party at a price mutually agreed between WWW and the third party.

13.5 If this Agreement is terminated by the INDIAN PARTNER due to a material breach by WWW in accordance with Article 13.2(i), the INDIAN PARTNER shall within a period of thirty (30) days have the right to exercise the following options:

         i) Require WWW to sell its shares in the JVC to the INDIAN PARTNER at a fair market price determined in accordance with the provisions of
         Article 13.7. Provided, however, that WWW has been allowed to remedy the breach within a period of ninety (90) days from the date of notification of such breach in accordance with Article 22.

         ii) Require WWW to buy all its shares in the JVC at a fair market price determined in accordance with the provisions of Article 3.7.

         iii) In the event the WWW is not willing to purchase the shares of the INDIAN PARTNER, the INDIAN PARTNER will have the right to sell its shares to a third party at a price mutually agreed between the INDIAN PARTNER and the third party.

13.6 In the event of exercise of an option by any Party in pursuance of Articles 13.4 and 13.5 hereof, the sale and purchase shall be completed within a period of a sixty (60) days after the expiry of the aforesaid thirty (30) day period. In the event WWW is prevented from exercising its option to purchase shares due to any laws or regulations in India, such Party shall have the right to nominate any nominee(s) who are not prohibited from such shares and such shares shall be sold to such nominee(s).

13.7 The sale of shares pursuant to this Article shall be at the fair market price. The market price of shares for the purposes of this Agreement shall be determined by an independent international accounting firm who shall act as experts and not arbitrators and shall be selected by mutual agreement of the Parties. The determination of the market price of the shares by the said firm shall be final.

         The time taken for determination of the market price shall be excluded from the time required for acceptance and/or completion of the share transfer. The time taken by the accounting firm to determine the market price shall not extend beyond sixty (60) days.

         Further, if any transfer of shares under this Article is subject to the Approvals (including final approvals from the RBI), then such transfer shall not become effective until such Approvals have first been obtained. If such Approvals are required, the time period(s) as prescribed in Article 13.6 for the completion of the sale and purchase transaction(s) shall be extended by the number of days required for obtaining the Approvals.

13.8 Neither termination of this Agreement nor exercise of any option provided for in this Article shall:

         i) relieve either Party from any liability for any failure to perform or comply with the terms of this Agreement; or

         ii) terminate any right or obligation set forth herein which in accordance with the terms hereof survives such expiration or termination, or which must necessarily survive such expiration or termination in order to give effect to any rights granted hereunder.

13.9 Upon the termination of this Agreement, the Parties hereto shall refrain from any acts, indications, publicity or advertisements which may mislead any third party into the belief that the Parties hereto still maintain business relationships with each other with reference to the JVC and no Party hereto shall commit any act detrimental to the business or reputation of the other Party.

14.      DISCLAIMER OF AGENCY AND PARTNERSHIP

14.1 Nothing in this Agreement is intended to constitute, or shall be construed to constitute, the Parties as partners of each other or of the JVC. Nothing contained herein will constitute any Party or the JVC an agent of any other Party or the JVC. Except as may otherwise be explicitly agreed in writing, no Party will have the authority to act on behalf of any other Party or the JVC, nor will the JVC have the authority to act on behalf of any Party. Neither the JVC nor either Party will incur or accept any liability or enter into commitments or contracts on behalf of any Party or the JVC without the express prior written approval of the party to be bound. The employees of each Party will remain the employees solely of such Party, except to the extent that the JVC may agree in writing with a Party that a specified employee is to be an employee of the JVC for a period of time.

15.      FINDER'S ROLE

         It is agreed between the Parties that the Finder and/or his nominees, representatives, agents and assignees shall not in any manner whatsoever be a part of the management and/or any other committee(s) of the JVC, including but not limited to the Board of Directors of the JVC. It is further agreed that the Finder shall not be considered as an employee, agent, representative or advisor of the JVC.

16.      ASSIGNMENT

16.1 No Party shall assign or transfer any of its rights and obligations hereunder without the prior written consent of the other Party, except as expressly provided for in connection with a transfer referred to in
         Article 4.3.6 hereof. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns.

17.      ARBITRATION

17.1 All disputes arising in connection with this Agreement shall, to the extent possible, be settled amicably by prompt good faith negotiations between the representatives of the Parties. In default of such amicable settlement within sixty (60) days of the commencement of discussions, the dispute shall be finally settled under the (Indian) Arbitration and Conciliation Act, 1996 (the "Arbitration Act") by three (3) arbitrators appointed in accordance with said Arbitration Act, whose decision the Parties shall recognize and respect as final and binding upon the Parties without any right of appeal or review on any grounds whether in law or equity before any judicial or Government body. Any such arbitration proceeding shall be held at New Delhi in the English language.

         Either Party hereby recognizes the right of the other Party to petition any court for an order to confirm or enforce any arbitral decision rendered pursuant to the terms of this Article and agrees to submit to the jurisdiction of any court to which such a petition has been made. Either Party further agrees that it shall not commence or maintain any suit or legal proceeding concerning a dispute hereunder until such dispute has been finally settled in accordance with the arbitration procedure provided for herein and then only for enforcement of the arbitral award, if any.

17.2 Notwithstanding the aforesaid, either Party shall have the right to institute judicial proceedings against the other Party or any one acting through or under such Party in order to enforce the instituting Party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

18.      GOVERNING LAW

         This Agreement shall be governed and construed in accordance with the laws of India.

19.      CONFIDENTIALITY

19.1 For the purposes of this Agreement, "Confidential information" shall mean all know-how and other technical, commercial or other information of any kind, whether or not patented or patentable or copyrighted or copyrightable, developed or acquired by a Party hereto or its Affiliates and disclosed to the other Party or its Affiliates or to the JVC provided that such know-how and information shall not constitute Confidential Information if it (a) was in the possession of the receiving party or known thereby (as shown by written records) prior to disclosure to the receiving party by the disclosing party; (b) was in the public domain when disclosed to the receiving party by the disclosing party or thereafter comes into the public domain through no fault of the receiving party; (c) was made known to the receiving party by one who had the right to disclose such information and who had not received the same from the disclosing party under an obligation of confidentiality; or (d) was developed independently by the receiving party as shown by written record.

19.2 The Parties and their Affiliates shall hold in confidence and shall not disclose in whole or part to any third party other than their Affiliates this Agreement or any contents thereof, except (i) as required by applicable law; (ii) as necessary to obtain Government approvals; or (iii) as part of necessary disclosures to the Parties' or the JVC's lenders, investment bankers, legal counsel and accountants. The Parties and their Affiliates shall consult with each other as to the form of any announcements or disclosures relating to this Agreement and shall confine any disclosures made to unaffiliated third parties to the form and substance so agreed upon between the Parties.

19.3 Notwithstanding disclosures by a Party hereto or its Affiliates of any Confidential Information to the other Party, the JVC or the employees thereof, the Parties agree that the Confidential Information of each Party or its Affiliates shall remain such Party's or its Affiliates' own Confidential Information.

19.4 The Parties agree that, during the term of this Agreement and for a period of five (5) years thereafter, the JVC and the Parties to whom Confidential Information may be disclosed (i) shall not without the prior written consent of the disclosing party disclose such Confidential Information to any third party (including their Affiliates) and (ii) shall use best efforts to safeguard such Confidential Information from misuse or unauthorized disclosure.

19.5 It is further agreed that during the term of this Agreement and for a period of five (5) years thereafter, the JVC and the Party to whom Confidential Information may be disclosed shall not use such Confidential Information other than to further the authorized activities of the JVC or to fulfill the obligations of such Party set forth in this Agreement or any of its Schedules.

20.      WAIVER

20.1 Except where time limitations are specifically provided, no failure or delay by either Party (i) to exercise any right hereunder or (ii) to insist upon the strict and punctual performance of any term hereof shall operate as a waiver thereof. Further, a single or partial exercise of any right shall not preclude an additional or further exercise thereof or the exercise of any other right. To be effective, each waiver of any right hereunder must be in writing and signed by the Party waiving its right, and such waiver may be made subject to any conditions specified therein.

21.      EXCLUSIVE AGREEMENT, AMENDMENT

21.1 This Agreement including its Exhibits and/or Schedules (which constitute an integral part of this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, negotiations, correspondence and undertakings, whether verbal or written, express or implied. This Agreement cannot be changed, amended, modified or terminated except by a written instrument executed by the Parties.

22.      NOTICE

22.1 Notices, consents and other communications hereunder shall be in writing, signed by the Party giving notice, and shall be deemed delivered and received (i) if sent by telecopy confirmed by registered mail, one day after transmission (ii) if personally delivered, upon receipt and (iii) if mailed, seven (7) days after being sent by registered or certified mail (return receipt requested) and properly addressed to the other Party at the address given at the beginning of this Agreement or at such other address as a Party may direct by notice in accordance with this Article.

23.      PARTIAL INVALIDITY

23.1 In the event any term of this Agreement is declared by a judicial or Government authority to be legally invalid, non-binding or unenforceable, such term shall be deemed deleted herefrom and shall neither affect the Agreement in other respects nor the validity and enforceability of the remaining terms. In the event of a conflict, inconsistency or discrepancy between the terms of this Agreement and those of its Exhibits attached hereto, the terms of this Agreement shall prevail.

24.      COMPLIANCE WITH THE AGREEMENT

         i) The Parties shall cause the JVC to acknowledge, undertake and perform all obligations intended under this Agreement.

         ii) The Parties represent and undertake that they shall, at all times, act, and cause their representatives to act (in Board meetings and/or General Meetings or otherwise) and to exercise their respective rights to implement at all times the underlying spirit, intent and obligations set forth in this Agreement.



IN WITNESS WHEREOF, the Parties hereto have signed this Agreement in two (2) original copies as of the date first set forth above.

For WORLD WIDE WIRELESS COMMUNICATIONS INC.


------------------------------
Name:


Title:



MR. NEELAM KUMAR OSWAL



WITNESSES:


1.


2.

                                   SCHEDULE-I

                  SCHEDULE FOR PAYMENT* FOR FREQUENCY LICENSES



A.     Major Cities
       Sr. No.                   Cities                            Value

       1.                        New Delhi                         US $280,000

       2.                        Mumbai                            US $280,000

       3.                        Chennai                           US $280,000

       4.                        Calcutta                          US $280,000

       5.                        Ahmedabad                         US $280,000

       6.                        Bangalore                         US $280,000

       7.                        Hyderabad                         US $280,000

       8.                        Prune                             US $280,000


B.     Major Cities
       Sr. No.                   Cities                            Value

       1.                        Ludhiana                          US $40,000

       2.                        Jaipur                            US $40,000

       3.                        Vadodara                          US $40,000

       4.                        Trivandrum                        US $40,000

       5.                        Bhopal                            US $40,000

       6.                        Amritsar                          US $40,000

       7.                        Kanpur                            US $40,000

       8.                        Chandigarh                        US $40,000

       9.                        Surat                             US $40,000

       10.                       Lucknow                           US $40,000

       11.                       Indore                            US $40,000

       12.                       Kochi                             US $40,000

       13.                       Patna                             US $40,000


*Note: The obligation of WWW to invest the first installment in the JVC out of the Maximum Amount (as mentioned in Article 4.2.3) shall arise only after the INDIAN PARTNER has obtained the License and the Frequency Licenses in respect of the following cities:


1.       Delhi
2.       Mumbai
3.       Chennai
4.       Bangalore
5.       Ludhiana

                              --------------------